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EXHIBIT 5.1

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017

July 1, 2004

Sealy Mattress Company
One Office Parkway at Sealy Drive
Trinity, North Carolina 27370

Ladies and Gentlemen:

        We have acted as counsel to Sealy Mattress Company, an Ohio corporation (the "Company"), Sealy Mattress Corporation, a Delaware corporation ("Holding"), and to certain subsidiaries of the Company named on Annex I hereto (the "Annex I Guarantors") and Annex II hereto (the "Annex II Guarantors"; collectively with the Annex I Guarantors, the "Subsidiary Guarantors", and collectively with the Annex I Guarantors and Holding, the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $390,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2014 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of April 6, 2004 (the "Original Indenture") among the Company, Sealy Corporation, a Delaware corporation (the "Parent"), the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of June 28, 2004 (the "Supplemental Indenture" and, collectively with the Original Indenture, the "Indenture"), among the Company, the Parent, the Guarantors and the Trustee. The Exchange Securities will be offered by the Company in exchange for $390,000,000 aggregate principal amount of its outstanding 8.25% Senior Subordinated Notes due 2014.

        We have examined the Registration Statement and the Original Indenture and the Supplemental Indenture, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        We have assumed further that (1) each of the Company and the Annex II Guarantors (collectively, the "Annex II Entities") has duly authorized, executed and delivered the Indenture and (2) execution, delivery and performance by the Annex II Entities of the Indenture, the Exchange Securities and the applicable Guarantees do not and will not violate the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP SIMPSON THACHER & BARTLETT LLP

ANNEX I

Annex I Guarantors

Name of Entity	Jurisdiction of Organization
Sealy Mattress Company of Albany, Inc.	New York
The Ohio Mattress Company Licensing and Components Group	Delaware
Sealy Mattress Manufacturing Company, Inc.	Delaware
Sealy-Korea, Inc.	Delaware
Mattress Holdings International LLC	Delaware
Sealy Components-Pads, Inc.	Delaware

ANNEX II

Annex II Guarantors

Name of Entity	Jurisdiction of Organization
Sealy Mattress Company of Puerto Rico	Ohio
Ohio-Sealy Mattress Manufacturing Co., Inc.	Massachusetts
Ohio-Sealy Mattress Manufacturing Co.	Georgia
Sealy Mattress Company of Michigan, Inc.	Michigan
Sealy Mattress Company of Kansas City, Inc.	Missouri
Sealy of Maryland and Virginia, Inc.	Maryland
Sealy Mattress Company of Illinois	Illinois
A. Brandwein & Co.	Illinois
Sealy of Minnesota, Inc.	Minnesota
Sealy Mattress Company of Memphis	Tennessee
North American Bedding Company	Ohio
Sealy, Inc.	Ohio
Sealy Technology LLC	North Carolina
Sealy Real Estate, Inc.	North Carolina
Sealy Texas Management, Inc.	Texas
Sealy Texas Holdings LLC	North Carolina
Sealy Texas L.P.	Texas
Western Mattress Company	California
Advanced Sleep Products	California
Sealy Mattress Company of S.W. Virginia	Virginia

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Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, New York 10017
Annex I Guarantors
Annex II Guarantors